EXHIBIT 99.2

                             FIRST AMENDMENT TO THE
                              HEILIG-MEYERS COMPANY
                          EMPLOYEE STOCK PURCHASE PLAN


         FIRST AMENDMENT, dated as of June 16, 1999, to the Heilig-Meyers Company Employee Stock Purchase Plan, by Heilig-Meyers Company (the "Company").
         The Company maintains the Heilig-Meyers Company Employee Stock Purchase Plan, amended and restated effective as of January 1, 1993 (the "Plan"), and now wishes to amend the Plan.
         NOW, THEREFORE, the Plan is amended as follows:

         I. The first sentence of Section 1 is amended by substituting "1,500,000" for "540,000".
        II.   This Amendment shall be effective June 16, 1999.
       III. In all respects not amended, the Plan is hereby ratified and confirmed.